Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information:
Ronald L. Thigpen	Andy Mus
Executive Vice President and COO	Senior Vice President
Southeastern Bank Financial Corp.	Marsh Communications LLC
706-481-1014	404-327-7662
Southeastern Bank Financial Corp. Reports Positive Earnings
for the Fourth Quarter and Year-End 2010
AUGUSTA, Ga., Jan. 28, 2011 — Southeastern Bank Financial Corp. (OTCBB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T) and Southern Bank & Trust (SB&T), today reported quarterly net income of $2.1 million, or $0.32 in diluted earnings per share, for the three months ended Dec. 31, 2010, compared to a quarterly net loss of $9.4 million, or a loss of $1.41 per share, in the fourth quarter of 2009. For the full year, the company reported net income of $6.9 million, or $1.03 per diluted share, compared to a net loss of $8.0 million, or a loss of $1.24 per diluted share, for 2009.
“We had a strong finish to 2010,” said R. Daniel Blanton, president and chief executive officer. “We grew our net interest income, which we consider core earnings, in the fourth quarter by nearly 15 percent from 2009, deposits increased 10.2 percent and trends in our credit quality showed solid improvement over last year. As a consequence, we lowered our provision for loan losses compared to the fourth quarter of 2009, which, combined with a $4.8 million drop in noninterest expenses, contributed to our income and earnings growth.
“In addition, we continue to be pleased with the growth of our Aiken County subsidiary, which grew its assets by $25.1 million in 2010 and has generated a year of solid profitability,” said Blanton.
At Dec. 31, 2010, total assets were $1.6 billion, an increase of $116.0 million, or 7.8 percent, from Dec. 31, 2009. The company’s SB&T subsidiary closed the fourth quarter of 2010 with $184.7 million in total assets, reflecting growth of $25.1 million, or 15.7 percent, since Dec. 31, 2009.

Loans outstanding at the end of the fourth quarter of 2010 were $886.9 million, compared to $956.6 million at Dec. 31, 2009. Total deposits at Dec. 31, 2010, were $1.4 billion, an increase of 10.2 percent from the same period a year ago. Cash and cash equivalents totaled $65.1 million at the end of the fourth quarter.
Net interest income for the fourth quarter of 2010 was $12.2 million, an increase of $1.6 million, or 14.6 percent, from the same period a year ago. Noninterest income for the quarter was $5.3 million, a decrease of $129,274 from the fourth quarter of 2009. Noninterest expense in the fourth quarter of 2010 decreased $4.8 million from a year ago to $10.8 million, primarily due to a steep decline in losses associated with the sale of other real estate owned (OREO) and lower occupancy expenses.
Nonperforming assets at Dec. 31, 2010, were 2.12 percent of total assets, compared to 1.98 percent at Sept. 30, 2010, and 2.70 percent at Dec. 31, 2009. Net charge-offs for the fourth quarter of 2010 totaled 1.27 percent of average loans on an annualized basis, compared to 1.36 percent annualized in the third quarter of 2010 and 4.42 percent annualized in the fourth quarter of 2009. Net charge-offs for the year totaled 1.24 percent of average loans, compared to 2.42 percent for 2009. The company held $7.8 million in OREO at Dec. 31, 2010, compared to $7.1 million at Sept. 30, 2010, and $8.0 million at Dec. 31, 2009. Net losses from the sale of and writedowns of OREO in the fourth quarter of 2010 totaled $574,518, compared to $5.8 million in the fourth quarter of 2009.
The provision for loan losses totaled $4.0 million for the fourth quarter of 2010, compared to $4.8 million in the third quarter of 2010 and $16.2 million in the fourth quarter of 2009. Allowance for loan losses increased to $26.7 million, or 3.05 percent of loans outstanding, at Dec. 31, 2010, from $25.5 million, or 2.87 percent of loans outstanding, at Sept. 30, 2010, and $22.3 million, or 2.38 percent of loans outstanding, at Dec. 31, 2009.

Return on average assets (ROA) was 0.52 percent for the fourth quarter of 2010, and return on average shareholders’ equity (ROE) was 8.16 percent. The company’s net interest margin was 3.17 percent at Dec. 31, 2010, compared to 3.12 percent at Sept. 30, 2010, and 3.03 percent a year ago.
Net interest income for the 12 months ended Dec. 31, 2010, was $45.9 million, an increase of $3.6 million from the same period in 2009. Noninterest income for the full year 2010 was $21.1 million, an increase from $20.7 million in 2009, reflecting gains in mortgage origination income, retail investment income and trust income. Noninterest expense in 2010 totaled $41.8 million, a decrease of $4.7 million from 2009. The company’s net interest margin was 3.18 percent for the full year, compared to 3.12 percent for 2009.
“We are quite pleased with the direction in which we are headed,” said Blanton. “The economy remains an unknown, however, and as such, we will maintain a cautious, conservative approach moving forward.”
About Southeastern Bank Financial Corp.
Southeastern Bank Financial Corp. is the $1.6 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T) and Southern Bank & Trust (SB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices and an office in Athens, Ga. SB&T is a state charted bank serving the Aiken County, S.C., market, with three full-service offices. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol SBFC. For more information, please visit the company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement — Forward-Looking Statements
Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.
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SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,
	2010	December 31,
	(Unaudited)	2009
Assets
Cash and due from banks	$42,304,774	$123,660,855
Federal funds sold	—	7,300,000
Interest-bearing deposits in other banks	22,810,141	17,032,784

Cash and cash equivalents	65,114,915	147,993,639

Investment securities
Available-for-sale	586,301,633	306,216,156
Held-to-maturity, at cost (fair values of $310,753 and $491,860, respectively)	310,000	490,000

Loans held for sale	12,774,806	19,156,943

Loans	874,095,184	937,489,634
Less allowance for loan losses	26,656,672	22,338,255

Loans, net	847,438,512	915,151,379

Premises and equipment, net	29,415,853	31,702,655
Accrued interest receivable	6,382,121	6,090,791
Bank-owned life insurance	24,178,634	23,247,879
Restricted equity securities	5,706,900	6,337,700
Other real estate owned	7,750,552	7,973,830
Prepaid FDIC assessment	4,784,587	6,886,319
Deferred tax asset	14,594,554	11,159,725
Other assets	2,352,138	8,711,716

	$1,607,105,205	$1,491,118,732

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$120,138,486	$114,780,339
Interest-bearing:
NOW accounts	356,266,740	210,437,831
Savings	409,583,995	343,739,778
Money management accounts	36,937,485	44,780,787
Time deposits over $100,000	346,721,403	418,750,941
Other time deposits	141,088,967	148,044,382

	1,410,737,076	1,280,534,058

Securities sold under repurchase agreements	817,574	3,187,807
Advances from Federal Home Loan Bank	60,000,000	77,000,000
Other borrowed funds	—	600,000
Accrued interest payable and other liabilities	12,646,021	13,106,706
Subordinated debentures	22,946,646	22,946,646

Total liabilities	1,507,147,317	1,397,375,217

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2010 and 2009, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,675,147 and 6,672,826 shares issued and outstanding in 2010 and 2009, respectively	20,025,441	20,018,478
Additional paid-in capital	62,617,358	62,359,597
Retained earnings	19,548,606	12,692,134
Treasury stock, at cost; 0 shares in 2010 and 2009, respectively	—	—
Accumulated other comprehensive loss, net	(2,233,517)	(1,326,694)

Total stockholders’ equity	99,957,888	93,743,515

	$1,607,105,205	$1,491,118,732

SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Interest income:
Loans, including fees	$13,235,719	$13,968,352	$53,706,678	$56,196,016
Investment securities	4,237,833	3,317,714	15,781,202	14,281,826
Federal funds sold	—	3,472	9,201	28,825
Interest-bearing deposits in other banks	83,557	126,565	377,359	253,406

Total interest income	17,557,109	17,416,103	69,874,440	70,760,073

Interest expense:
Deposits	4,591,650	5,779,900	20,464,633	24,248,560
Federal funds purchased and securities sold under repurchase agreements	2,209	7,272	19,708	327,531
Other borrowings	756,212	979,586	3,513,512	3,907,029

Total interest expense	5,350,071	6,766,758	23,997,853	28,483,120

Net interest income	12,207,038	10,649,345	45,876,587	42,276,953

Provision for loan losses	3,959,639	16,162,301	15,800,885	30,903,788

Net interest income (loss) after provision for loan losses	8,247,399	(5,512,956)	30,075,702	11,373,165

Noninterest income:
Service charges and fees on deposits	1,780,474	1,826,849	6,925,623	7,050,929
Gain on sales of loans	2,171,421	1,850,433	8,623,963	8,493,426
Gain (loss) on sale of fixed assets	—	1,500	26,368	(14,729)
Investment securities gains, net	334,160	838,761	1,271,275	2,531,603
Other-than-temporary loss
Total impairment loss	—	—	(96,258)	(990,605)
Loss recognized in other comprehensive loss	—	—	258	15,821

Net impairment loss recognized in earnings	—	—	(96,000)	(974,784)

Retail investment income	413,966	321,459	1,662,287	1,175,031
Trust service fees	274,636	273,952	1,127,361	1,039,819
Increase in cash surrender value of bank-owned life insurance	221,768	230,551	930,755	879,814
Miscellaneous income	147,950	130,144	614,269	558,495

Total noninterest income	5,344,375	5,473,649	21,085,901	20,739,604

Noninterest expense:
Salaries and other personnel expense	5,938,076	5,606,466	23,462,219	22,533,801
Occupancy expenses	1,112,034	1,196,477	4,581,055	4,690,977
Other real estate losses, net	574,518	5,812,835	1,609,999	6,328,951
Other operating expenses	3,213,048	2,989,655	12,161,746	12,957,670

Total noninterest expense	10,837,676	15,605,433	41,815,019	46,511,399

Income (loss) before income taxes	2,754,098	(15,644,740)	9,346,584	(14,398,630)

Income tax expense (benefit)	608,012	(6,227,052)	2,490,111	(6,414,063)

Net income (loss)	$2,146,086	$(9,417,688)	$6,856,473	$(7,984,567)

Basic net income (loss) per share	$0.33	$(1.41)	$1.03	$(1.24)

Diluted net income (loss) per share	$0.33	$(1.41)	$1.03	$(1.24)

Weighted average common shares outstanding	6,675,147	6,672,826	6,674,224	6,422,867

Weighted average number of common and common equivalent shares outstanding	6,675,147	6,672,826	6,674,224	6,422,867